Exhibit 10.1
RESIGNATION AGREEMENT AND GENERAL RELEASE
     Jason S. Zielonka, M.D. (the “Employee”) and Questcor Pharmaceuticals, Inc. (the “Company”) hereby agree to terminate their employment relationship and resolve all claims Employee may have on the following basis:
     1. Resignation: Employee has resigned voluntarily from employment with the Company effective Wednesday, September 15, 2010, and the Company has accepted Employee’s resignation.
     2. Expense Reimbursement: With respect to outstanding business expenses, if any, Employee agrees that on or before October 31, 2010, he will submit a final expense reimbursement statement reflecting any outstanding business expenses incurred through his termination date along with the appropriate receipts and necessary supporting documentation. The Company will provide reimbursement for appropriate business expenses pursuant to its current business policies and practices.
     3. Final Compensation: Other than any such outstanding expenses, Employee represents and agrees that he has received all compensation owed to him by the Company through his termination date, including any and all wages, bonuses, incentives, stock options, commissions, earned but unused vacation, and any other payments or other compensation of any kind to which he was entitled from the Company.
     4. Benefits: Any current coverage of Employee and his spouse and dependents under the Company’s group medical, dental, and vision plans shall terminate on September 30, 2010, but Employee shall be entitled to exercise whatever rights Employee has to continue or convert such coverage thereafter at his expense pursuant to federal and State COBRA laws. Employee shall also be entitled to exercise any rights Employee has with respect to any account balance in the Company’s 40lk, profit sharing, or similar plans as provided by the plan documents and applicable law. Except as so provided, Employee shall not be eligible for or entitled to any other benefits from the Company after September 15, 2010.
     5. Voluntary Agreement: Employee represents to the Company that he is signing this Resignation Agreement and General Release (this “Agreement”) freely and voluntarily and with a full understanding of and agreement with its terms, after having had adequate time to review the Agreement and consult with legal counsel, for the purpose of receiving additional pay and consideration from the Company beyond that which is owed to him.

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     6. Severance Compensation: In reliance on Employee’s promises, representations, and releases in this Agreement, after this Agreement takes effect as provided in Section 12 below, , the Company will provide Employee with base salary continuation at his current rate of Twenty-two thousand five hundred dollars ($22,500 per month or $11,250 semi-monthly), less legally required withholdings, payable on regularly scheduled paydays commencing on the first such payday after the date on which this Agreement takes effect and continuing for a period of six (6) months thereafter; provided, however, that upon Employee’s acceptance of other employment for an average of twenty (20) or more hours per week during this six month period, all further salary continuation payments shall cease. In the event Employee accepts other employment at any time during this six month period, Employee shall immediately notify the Company in writing of such reemployment and return to the Company any severance compensation applicable to periods after the date of acceptance of such other employment. For purposes of clarification, any consulting services performed for the Company shall not count against the twenty (20) hour allowance set forth above. In addition, if Employee breaches this Agreement, including specifically as set forth in Paragraph 8, Employee shall be required to immediately return all severance compensation provided under this Agreement.
     7. Stock Options: Employee acknowledges that all stock option vesting ceased effective with his termination date and, as of such date, none of Employee’s stock options had vested. Accordingly, as of Employee’s termination date, all of his stock options are terminated and cancelled.
     8. Proprietary Information: Employee understands that the Company’s Proprietary Information and Inventions Agreement and the Company’s Policy Against Insider Trading which he signed during his employment will remain in full force and effect as both of these documents contain obligations which continue after his termination date. Employee agrees to comply with all such continuing obligations. Employee further agrees that in the future he will not take any action or make any comments that actually or potentially disparage, libel, slander, disrupt, damage, impair or otherwise unlawfully interfere with the Company’s business interests and/or customer relationships, nor will Employee defame, talk negatively about, harass, retaliate against, or harm of any of the Company’s personnel or their personal reputations, including any of its current or former directors, executives, medical science liaisons, or other employees who worked with or reported to him. Any actions or communications in violation of this Paragraph will constitute a material breach of this Agreement requiring the immediate return of all consideration provided under this Agreement, including all severance paid to Employee and the re-characterization of Employee’s departure as a termination rather than a voluntary resignation, as well as all other remedies and damages available at law or in equity. The Company agrees to use reasonable efforts to ensure that its current directors, executives, medical science liaisons and other employees in the future do not libel, slander, disparage or talk negatively about Employee.
     9. General Release of All Claims: In consideration for this Agreement, Employee hereby waives and releases all claims, known and unknown, that he or any spouse, dependent, or other person acting on his behalf may have against the Company, its parent, subsidiaries, and related entities, and each of their respective past and present officers, directors, shareholders, executives,

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managers, supervisors, agents, employees, insurers, successors, and assigns (collectively, the “the Released Parties”) arising at any time prior to the effective date of this Agreement, including but not limited to all claims regarding any aspect of his employment, compensation, benefits, or termination of his employment with the Company or arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Act, the WARN Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., all other state anti-discrimination statutes, labor laws, and wage and hours laws, the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., and any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Employee signs this Agreement. The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. Nothing in this Agreement, however, shall release or impair any claim or right Employee may have which under applicable law cannot be released.
     10. Unknown Claims: Employee understands and agrees that this Agreement shall also release any claims described in Section 9 that are presently unknown to him. Employee hereby waives the protection of any law that might otherwise limit his ability to release unknown claims, such as Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     11. No Other Proceedings: Employee agrees to withdraw with prejudice all complaints or charges, if any, he has filed against any of the Released Parties with any agency or court. Employee agrees that he will not file any lawsuit, complaint, or charge against any Released Party based on the claims released in this Resignation Agreement and General Release.
     12. Age Discrimination Claims: For purposes of the Older Workers Benefit Protection Act, 29 U.S.C. §626(f) and to assure that this Agreement bars any claims under the federal Age Discrimination In Employment Act, Employee acknowledges (i) that he has read this Agreement and he understands that it bars all claims, including those for age discrimination; (ii) that the release of claims in this Agreement does not apply to claims based on events that occur after this Agreement takes effect; (iii) that he is receiving consideration that he is not otherwise entitled to from the Company; (iv) that he has been advised in writing to consult an attorney and has done so; (v) that he has been allowed at least twenty-one (21) days in which to decide whether to accept this Agreement; and (vi) this Agreement does not take effect until seven (7) days after he has signed it, during which time he may revoke her acceptance by so notifying the Company and returning all consideration he may have received under this Agreement

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     13. Confidentiality: Unless otherwise required by law, Employee agrees that he will keep completely confidential and will not disclose any of the terms of this Agreement, including the consideration provided pursuant to this Agreement, to any person, except to his immediate family members, attorneys and financial advisors who must first be informed of and agree to be bound by this confidentiality provision prior to any disclosure of confidential information to them.
     14. Return of Company Property: Employee represents that he has returned to the Company all proprietary or confidential information and property of the Company, including but not limited to the laptop computer, all keys to the office, all fobs, credit cards, files, records, access cards, equipment and other Company owned property, records or information in his possession, including all copies thereof in whatever form, including any and all electronic copies.
     15. Arbitration: Any and all disputes connected with, related to or arising from this Agreement shall be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. Each side will bear its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that all parties are waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extend permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
     16. Interpretation: This Agreement shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Released Parties specifically disclaim any liability to or wrongful acts against Employee.
     17. No Other Promises: Employee acknowledges that the Released Parties have made no promises to him other than those set forth herein in this Agreement . Employee further acknowledges and agrees that he is not entitled to receive, and will not claim, any right, benefit, compensation, or relief other than what is expressly set forth herein in this Agreement Release. This Agreement may be modified only by written agreement signed by both parties.
     18. Partial Invalidity: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.
     19. Complete Agreement: This Agreement , along with Company’s Proprietary Information and Inventions Agreement which is incorporated herein by this reference, constitute

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the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior and contemporaneous oral and written agreements, including, without limitation, Employee’s Offer Letter dated January 29, 2010 and Severance Agreement dated January 29, 2010.

EMPLOYEE
Dated: August 24, 2010	/s/ Jason S. Zielonka, M.D.
Jason S. Zielonka, M.D.

QUESTCOR PHARMACEUTICALS, INC.
Dated: August 24, 2010	/s/ Don M. Bailey
	Name:	Don M. Bailey
	Title:	President and Chief Executive Officer

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